Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158916) pertaining to the International Shipholding Corporation 2009 Stock Incentive Plan of our report dated March 15, 2010 (except for Note K, as to which the date is October 12, 2010) with respect to the consolidated financial statements of International Shipholding Corporation for the year ended December 31, 2009, included in this Current Report (Form 8-K) of International Shipholding Corporation.

/s/ Ernst & Young LLP

New Orleans, Louisiana
October 12, 2010